Exhibit 10.25

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED AGREEMENT, dated as of February 12, 2014 (the “Agreement”), between IMS Health Holdings., Inc. (the “Company”), IMS Health Incorporated (“IMS”) and Ari Bousbib (the “Executive”).

WHEREAS, the Company desires that the Executive continue to serve the Company as Chief Executive Officer and President of the Company and IMS on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. General.

This Agreement shall govern the terms and conditions of the Executive’s employment with the Company and IMS on and after February 12, 2014 (the “Effective Date”). The Executive’s principal place of employment shall be at the Company’s principal executive offices in Fairfield County, Connecticut.

2. Employment, Duties and Agreements.

(a) The Company hereby agrees to continue to employ the Executive as its Chief Executive Officer and President of the Company and of IMS, and the Executive hereby agrees to continue in such position and agrees to serve the Company and IMS in such capacities during the employment period fixed by Section 4 hereof (the “Employment Period”). During the Employment Period, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed, if applicable), the Company agrees to propose to the shareholders of the Company at each annual meeting occurring during the Employment Period the election or re-election, as applicable, of the Executive as a member of the Board of Directors of the Company (the “Board”) and the Executive shall so serve if elected or re-elected; provided, however, that if the Executive’s employment with the Company terminates for any reason, the Executive’s membership on the Board shall also terminate, unless otherwise agreed in writing by the Company and the Executive. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates (as defined below) if so elected or appointed from time to time. The Executive shall have such duties and responsibilities as are consistent with the Executive’s position and as may be reasonably assigned by the Board from time to time. During the Employment Period, the Executive shall report to, and shall act in accordance with, all reasonable instructions and directions of the Board and all applicable policies and rules of the Company and IMS.

(b) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention, and his best efforts, abilities, experience and talent, to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.

(c) During the Employment Period, the Executive may not, without the prior written consent of the Board, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company); provided, that it shall not be a violation of the foregoing for the Executive to (i) manage his personal, financial and legal affairs or (ii) serve as a director of (or similar position with) an educational, charitable, community, civic, religious or similar type of organization, with the approval of the Board, so long as, in each such case, such activities do not interfere with the performance of his duties and responsibilities to the Company and IMS as provided hereunder; and provided, further, that the Board shall not unreasonably withhold consent to the Executive serving as a director on the board of a company whose activities are not in competition, directly or indirectly, with those of the Company and the amount of time and attention required of the Executive to satisfy his obligations as such a director are not reasonably likely to, and do not, detract from the execution of his duties and responsibilities hereunder in any material respect. Such consent is hereby granted for the Executive to continue as a member of the board of directors of The Home Depot, Inc.

3. Compensation.

(a) As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, IMS shall pay the Executive, pursuant to IMS’s normal and customary payroll procedures, a base salary at the rate of $1,600,000 per annum, effective as of January 1, 2014 (the “Base Salary”). The Executive’s Base Salary shall be reviewed by the Board or the Leadership Development and Compensation Committee of the Board (the “Compensation Committee”) at least annually for increase only.

(b) Annual Bonus.

(i)	The parties acknowledge and agree that, with respect to 2010, in lieu of an Annual Bonus (as defined below), the Executive received a one-time nonrecurring grant of restricted stock units (“RSUs”) with respect to 2,000,000 shares of the Company’s common stock (“Shares”) on September 1, 2010. The RSUs became vested and the Shares underlying the RSUs were paid to the Executive (and were subject to tax) on December 31, 2010.

(ii)

During the Employment Period, the Executive shall be eligible, through participation in the Company’s annual bonus plan or program for its executives generally, as in effect from time to time (the “Bonus Plan”), to earn an annual bonus (the “Annual Bonus”) in each fiscal year during the Employment Period, with a target Annual Bonus of 200% of Base Salary (beginning with the Company’s 2014 fiscal year), with the actual amount of the Annual Bonus paid to the

Executive based on the achievement of performance objectives approved by the Board or the Compensation Committee (it being understood that the Executive may be eligible to earn an Annual Bonus in excess of the target Annual Bonus if performance for a fiscal year exceeds target performance to the extent determined by the Board or the Compensation Committee in accordance with the terms of the Bonus Plan). In addition, the Board or the Compensation Committee may, in its discretion, increase the Executive’s target Annual Bonus opportunity as a percentage of Base Salary. To the extent so earned, any Annual Bonus shall be paid in accordance with the Bonus Plan.

(iii)	The parties acknowledge and agree that, with respect to 2011, the Executive’s minimum Annual Bonus was $1,000,000, which was paid to the Executive in the form of RSUs with respect to 1,000,000 Shares. The amount earned in respect of the Annual Bonus under subsection (ii) above in excess of $1,000,000 was paid to the Executive in cash and unrestricted shares under the terms of subsection (ii) above. The one-time non-recurring RSU grant contemplated by this subsection (b)(iii) was made to the Executive on December 1, 2010. The RSUs vested on January 1, 2012 and the Shares underlying the RSUs were paid to the Executive.

(c) Equity Awards Grants.

(i)	The parties acknowledge and agree that on September 1, 2010 the Executive received a one-time nonrecurring grant of RSUs with respect to 10,000,000 Shares (“Sign-On RSUs”). The Sign-On RSUs vested and became payable to the Executive on September 1, 2012.

(ii)	The parties acknowledge and agree that on December 1, 2010 the Executive received a one-time nonrecurring grant of an option (the “Sign-On Options”) to purchase 10,000,000 Shares at an exercise price of $1.50 per Share, 50% of which vested on September 1, 2013 and the remaining 50% of which will vest on September 1, 2015, subject to the Executive’s remaining continuously employed by the Company on such date.

(iii)	The parties acknowledge and agree that on December 1, 2010 the Executive received a one-time nonrecurring grant of an option (the “Options”) to purchase 30,000,000 Shares at an exercise price of $1.00 per Share. With respect to the Options, 60% are subject to time-based vesting (“Tranche 1 Options”) and 40% are subject to time-based and performance-based vesting (‘Tranche 2 Options”), such time-based vesting to be measured by anniversaries from September 1, 2010.

(iv)	The specific terms and conditions governing all aspects of each of the grants of RSUs (including the Sign-On RSUs), the Sign-On Options and the Options are be provided in the Company’s 2010 Equity Incentive Plan (as such plan may be amended from time to time, the “Plan”) and the applicable RSU award agreement for RSUs under subsections (b)(i) and (b)(iii) above (each, an “RSU Agreement”), Sign-On RSU award agreement (“Sign-On RSU Agreement”), Sign-On Option grant agreement (the “Sign-On Option Agreement”) and Option grant agreement (which the Company represents were in the same form of stock option agreement as entered into by executives directly reporting to the Executive’s predecessor prior to September 1, 2010) (the “Option Agreement” and, together with the RSU Agreements, Sign-On RSU Agreement and Sign-On Option Agreement, the “Award Agreements”).

(d) The parties acknowledge and agree that the Executive applied $8,000,000 to the acquisition of Shares (the “Investment”), $5,000,000 of which was effected through a purchase of Shares for cash pursuant to a subscription agreement and $3,000,000 of which was effected through the grants of RSUs described in subsections (b)(i) and (b)(iii) above. In connection with the Investment, the Executive acknowledges and agrees that he executed the Management Stockholders’ Agreement (as defined below) and such other documents reasonably requested by the Company. The Company and the Executive agree that for purposes of the Management Stockholders’ Agreement, the Shares acquired pursuant to the Investment shall be treated as “Rollover Shares” (as such term is defined in the Management Stockholders’ Agreement), and, in addition to such treatment as is provided to Rollover Shares under the Management Stockholders’ Agreement upon termination of employment, an Expiration Termination (as defined below) shall be deemed an involuntary termination by the Company (and IMS) without Cause thereunder.

(e) The parties recognize that the purchase of any Shares upon the exercise of the Sign-On Options or the Options, or any other purchase or issuance of Shares, including pursuant to the Investment and/or the RSUs and Sign-On RSUs or other compensatory grants of Shares, are subject to the Management Stockholders’ Agreement among the Company, certain shareholders of the Company and certain employees of the Company dated February 26, 2010 (the “Management Stockholders’ Agreement” and, together with the Plan and the Award Agreements, and any agreements referenced therein, the “Equity Agreements”).

(f) During the Employment Period: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of IMS and the Company that are made available generally to other senior executive officers of IMS (and the Company, as may apply), including IMS’s defined benefit cash balance plan and tax- qualified 401(k) plan, but excluding IMS’s Defined Contribution Executive Retirement Plan and supplemental pension plans, and (ii) except as specifically provided herein, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs, including, but not limited to, IMS’s disability plan, health insurance and vacation/sick/personal days, provided by IMS or the Company, as applicable, which are made available generally to other senior executive officers of IMS or the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay).

(g) The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with IMS’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of IMS or the Company. The parties acknowledge and agree that in connection with the negotiation of the original version of this Agreement dated as of September 1, 2010 and all agreements relating to such version, IMS agreed to pay up to $25,000 of the Executive’s reasonable professional fees incurred by the Executive and that all such amounts relating to such obligation have been paid prior to the date hereof.

(h) If all, or any portion, of the payments provided under this Agreement, either alone or together with other payments or benefits which the Executive receives or is entitled to receive from the Company or an Affiliate (as defined below), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Executive shall be entitled to receive (i) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable hereunder (without regard to clause (i)) reduced by the excise tax imposed by Section 4999 of the Code and all applicable federal, state and local employment and income taxes (all computed at the highest applicable marginal rate) is greater than the Limited Amount, the amount otherwise payable hereunder. If it is determined that the Limited Amount will maximize the Executive’s after-tax proceeds, payments and benefits shall be reduced to equal the Limited Amount in the following order: (i) first, by reducing cash severance payments, (ii) second, by reducing other payments and benefits to which Q&A 24(c) of Section 1.280G-1 of the Treasury Regulations does not apply, and (iii) finally, by reducing all remaining payments and benefits, with all such reductions done on a pro rata basis. All determinations made pursuant this Section 3(e) will be made at IMS’s expense by the independent public accounting firm most recently serving as the Company’s outside auditors or such other accounting or benefits consulting group or firm as the Company may designate.

4. Employment Period.

The Employment Period shall commence on the Effective Date and shall terminate on the third anniversary of the Effective Date, provided that on the third anniversary of the Effective Date and on each one-year anniversary thereafter, the Employment Period shall automatically be extended for additional one-year periods unless either party provides the other party with notice of non-renewal at least sixty (60) days before any such anniversary (the anniversary date on which the Employment Period terminates shall be referred to herein as the “Scheduled Termination Date”). For greater clarity, a non-renewal notice given as contemplated in this Section 4 shall be a Notice of Termination (as defined below) of employment, effective on the Scheduled Termination Date, for all purposes of this Agreement, and if given by the Company shall give rise to an involuntary separation from service (within the meaning of Section 409A of the Code) on the Scheduled Termination Date. If such Notice of Termination is given by the Company (an “Expiration Termination”), the Executive shall be entitled to receive the payments as set forth in Section 6(a). If such Notice of Termination is given by the Executive, the Executive shall only be entitled to receive the payments set forth in Section 6(c).

Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of any one of the following events (at which time the Employment Period shall be terminated):

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or disability, the Executive shall have been unable to perform his duties hereunder for a period of six consecutive months, and within thirty (30) days after written Notice of Termination is thereafter given the Executive shall not have returned to the full-time performance of his duties hereunder.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by the Executive of this Agreement or any agreement governing the terms of any equity or equity incentive award granted to the Executive, (ii) a material breach by the Executive of any policy of the Company or any of its Affiliates that is damaging to the financial condition or reputation of the Company or its Affiliates, (iii) the willful failure by the Executive to reasonably and substantially perform his duties to the Company or any of its Affiliates, which failure is materially damaging to the financial condition or reputation of the Company or such Affiliate, (iv) the Executive’s willful misconduct or gross negligence which is injurious to the Company or any of its Affiliates, or (v) the commission by the Executive of a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall permit the Executive up to fifteen (15) days to cure such breach or failure if reasonably susceptible to cure. If, subsequent to the Executive’s termination of employment for other than Cause, it is determined that the Executive’s employment could have been terminated for Cause, the Executive’s employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to such Cause occurred. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with respect to a specified person or entity, where control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise; provided that none of TPG Capital, L.P., Leonard Green & Partners, L.P., CPP Investment Board Private Holdings, Inc., or any of their investment funds or any portfolio company of any investment fund associated such entities (other than the Company, its direct and indirect subsidiaries, IMS and its other direct and indirect subsidiaries) shall be considered an Affiliate of the Company.

(d) Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause by giving a Notice of Termination (as defined in Section 5 below).

(e) Voluntarily. The Executive may voluntarily terminate his employment hereunder, without Good Reason, provided that the Executive provides the Company with notice of his intent to terminate his employment at least thirty (30) days in advance of the Date of Termination (as defined in Section 5 below) in accordance with Section 5(a) below.

(f) For Good Reason. The Executive may terminate his employment hereunder for Good Reason, provided the Executive complies with all requirements of such a termination as provided hereunder and in Section 5. For purposes of this Agreement, “Good Reason” shall mean any of the following events or conditions occurring without the Executive’s express prior written consent, provided that the Executive shall have given notice of such event or condition within a period not to exceed twenty (20) days of the Executive’s initial knowledge of the first existence of such event or condition and the Company shall not have remedied such event or condition within thirty (30) days after receipt of such notice: (i) a materially adverse alteration in the nature or status of the Executive’s title, duties, responsibilities (including reporting responsibilities) or the conditions of employment, provided, that a failure to re-appoint the Executive as Chairman of the Board shall not constitute Good Reason hereunder, (ii) a material reduction in the Executive’s annual base salary or any target bonus, (iii) a change of thirty-five (35) miles or more in the Executive’s principal place of employment, except for required travel on business to an extent substantially consistent with the Executive’s business travel obligations, or (iv) the failure by the Company or IMS to pay to the Executive any material portion of the Executive’s compensation.

5. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during or upon the expiration of the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 10(b).

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 4(b), on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates his employment (whether or not for Good Reason), the date specified in the notice given pursuant to Section 4(e) herein which shall not be less than thirty (30) days after the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination, including the Scheduled Termination Date, as applicable.

6. Termination Payments.

(a) Without Cause, For Good Reason or an Expiration Termination. In the event the Employment Period terminates under this Agreement as a result of any of (x) the Company terminating the Executive’s employment without Cause, (y) the Executive terminating his employment for Good Reason, or (z) an Expiration Termination, the Company shall pay the Executive (A) within thirty (30) days following the Date of Termination, the Executive’s accrued but unused vacation and Base Salary through the Date of Termination; the Annual Bonus earned for the year prior to the Date of Termination if the Date of Termination occurs after year end but before the Annual Bonus is paid; unreimbursed expenses due under Section 3(g); and vested rights under compensation and/or benefits plans (all to the extent not theretofore paid) (collectively, the “Accrued Benefits”) and (B) two (2) times the sum of Executive’s Base Salary and target Annual Bonus, payable in equal installments over a twenty four (24)-month period in accordance with the Company’s standard payroll practices, with the first payment, which shall be retroactive to the day immediately following the date the Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) calendar days from the date the Executive’s employment terminates. Additionally, upon such termination, the Sign-On Options and the Options shall vest and be exercisable in accordance with the terms of the Sign-On Option Agreement and the Option Agreement, respectively. The payments and benefits provided under this Section 6(a) (other than clause 6(a)(A)) are subject to and conditioned upon the (i) Executive executing a timely and valid general release and waiver (in substantially the form set forth in Exhibit A) (the “Release”), waiving all claims the Executive may have against the Company and IMS and each of their respective successors, assigns, Affiliates, executives, officers and directors, (ii) the Executive delivering the executed Release to the Company within twenty-one days following the Date of Termination, (iii) such Release and the waiver contained therein becoming effective in accordance with their respective terms, and (iv) the Executive’s compliance with Section 9 of this Agreement. For the avoidance of doubt, upon a termination of the Employment Period without Cause, as a result of Good Reason, or due to an Expiration Termination, the Executive shall not be entitled to any other compensation or benefits not expressly provided for in this Section 6(a), regardless of the time that would otherwise remain in the Employment Period had the Employment Period not been so terminated. Except as provided in this Section 6(a), or pursuant to Section or 3(c), if applicable, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Internal Revenue Code of 1986, as amended, and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), or such other similar law or regulation as may be applicable to the Executive or the Company with respect to the Executive, the Company shall have no additional obligations under this Agreement.

(b) Change in Control. In the event the Employment Period terminates under this Agreement under circumstances described in Section 6(a) except that such termination occurs within twenty-four (24) months following a transaction or event constituting a “change in control event” of the Company under Section 409A of the Code, the Company shall provide the Executive with all payments and benefits described in Section 6(a) above except that the amounts payable under clause (B) of the first sentence of Section 6(a) shall be payable in a lump sum immediately upon such termination rather than over a twenty four (24) -month period.

(c) Cause or Voluntarily Other than for Good Reason. If the Executive’s employment is terminated during the Employment Period by the Company for Cause or voluntarily by the Executive other than for Good Reason, the Company shall pay the Executive within thirty (30) days following the Date of Termination the Accrued Benefits. Except as provided in this Section 6(c), or pursuant to Section 3(c) if applicable, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(d) Disability or Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination, the Accrued Benefits. Except as provided in this Section 6(d), or pursuant to the terms of the Award Agreements, to the extent applicable, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Agreement.

(e) Release. In the event the Executive receives termination payments and benefits under this Agreement that are conditioned on the execution of the Release and Executive does not execute the Release in the time and manner set forth above following the Executive’s termination of employment, the Executive shall promptly pay to the Company, together with interest from the date of payment to the date of repayment at the prime rate, such amounts or the value of such benefits so received.

(f) Treatment of Equity. Except as otherwise provided herein, the vesting and exercisability of stock options, and vesting of other equity-based awards (if any) held by the Executive at termination and all other terms of such options and other equity-based awards (if any) shall be governed by the Equity Agreements and any other applicable award agreement.

7. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under Section 6 on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, the date of the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) Any reimbursements under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

8. Legal Fees; Indemnification; Officers’ Liability Insurance.

(a) In the event of any contest or dispute between the Company or IMS and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for its respective legal fees and expenses.

(b) The Executive shall be indemnified for all acts and omissions to act to the maximum extent permitted under the Company’s charter, by-laws and under applicable law. During the Employment Period and for six (6) years thereafter, the Executive shall be entitled to the same officers’ and directors’ liability insurance coverage that the Company or IMS (or both) provides generally to its other members of the Board (and if none, then to its officers), as may be amended from time to time for such directors and officers.

9. Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement.

(a) Non-Competition. Without the consent in writing of the Board, Executive will not, at any time during the Employment Period and for the two years following the Employment Period, acting alone or in conjunction with others, directly or indirectly (i) engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) in any business in which he has been directly engaged on behalf of the Company or any Affiliate, or has supervised as an executive thereof, during the last two years prior to such termination, or which was engaged in or planned by the Company or an Affiliate at the time of such termination, in any geographic area in which such business was conducted or planned to be conducted; (ii) induce any customers of the Company or any of its Affiliates with whom Executive has had contacts or relationships, directly or indirectly, during and within the scope of his employment with the Company or any of its Affiliates, to curtail or cancel their business with the Company or any such Affiliate; (iii) induce, or attempt to influence, any employee of the Company or any of its Affiliates to terminate employment; or (iv) solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hire, or retention as an employee or independent contractor, any person who during the previous 12 months was an employee of the Company or any Affiliate. The provisions of subparagraphs (i), (ii), (iii), and (iv) above are separate and distinct commitments independent of each of the other subparagraphs. It is agreed that the ownership of not more than one percent (1%) of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with clause (i) of this Section 9(a).

(b) Non-Disclosure; Ownership of Work. The Executive shall not, at any time during the Employment Period and thereafter (including following Executive’s termination of employment for any reason), disclose, use, transfer, or sell, except in the course of employment with or other service to the Company and IMS, any proprietary information, secrets, organizational or employee information, or other confidential information belonging or relating to the Company and its Affiliates and customers so long as such information has not otherwise been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process. In addition, upon termination of employment for any reason, Executive will return to the Company or its Affiliates all documents and other media containing information belonging or relating to the Company or its Affiliates. The Executive will promptly disclose in writing to the Company and IMS all inventions, discoveries, developments, improvements and innovations (collectively referred to as “Inventions”) that the Executive has conceived or made during the Employment Period; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business or research activities of the Company and its Affiliates; (ii) are suggested by or result from the Executive’s work at the Company and IMS; or (iii) result from the use of the time, materials or facilities of the Company and its Affiliates. All Inventions will be the Company’s property rather than the Executive’s. Should the Company or IMS request it, the Executive agrees to sign any document that the Company may reasonably require to establish ownership in any Invention.

(c) Cooperation With Regard to Litigation. The Executive agrees to cooperate with the Company and IMS, during the Employment Period and thereafter (including following Executive’s termination of employment for any reason), by making himself available to testify on behalf of the Company or any subsidiary or Affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or Affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or Affiliate of the Company, as may be reasonably requested and after taking into account the Executive’s post-termination responsibilities and obligations. The Company agrees to reimburse the Executive, on an after-tax basis each calendar quarter, for all expenses actually incurred in connection with his provision of testimony or assistance in accordance with the provisions of Section 7(d) of this Agreement but not later than the last day of the year in which the expense was incurred.

(d) Non-Disparagement. The Executive shall not, at any time during the Employment Period and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company or IMS, or their respective subsidiaries or Affiliates, officers, directors, employees, advisors, businesses or reputations, nor shall any member of the Board, member of the board of directors of IMS, any officer of the Company or IMS or the Senior Vice President of Human Resources of the Company make any such statements or representations regarding the Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive or the Company or IMS from making truthful statements that are required by applicable law, regulation or legal process. The

Company agrees that the Executive, in addition to any other remedies available to him, shall be entitled to apply for preliminary and permanent injunctive relief against any breach of the covenant contained in this subsection (d), without having to post bond.

(e) Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 9. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, confidential information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in this Section 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company and IMS, in addition to any other remedies available to them, shall be entitled to apply for preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of this Section 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Executive agrees that the period set forth in Section 9(a) shall be tolled, and shall not run, during any period of time in which the Executive is in violation of the terms thereof, in order that the Company and its Affiliates shall have all of the agreed upon temporal protection recited herein. No breach of any provision of this Agreement by the Company or IMS, or any other claimed breach of contract or violation of law, or change in the nature or scope of the Executive’s employment relationship with the Company and IMS, shall operate to extinguish the Executive’s obligation to comply with this Section 9 hereof.

10. Miscellaneous.

(a) Survival. The provisions of Section 6, Section 8(b), Section 9 and such provisions of this Section 10 as apply to give effect to such other surviving provisions shall survive the termination of the Employment Period and any termination or expiration of this Agreement.

(b) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

IMS Health Holdings, Inc.

83 Wooster Heights Road

Danbury, CT 06810

Attn: General Counsel

with a copy to:

If to IMS:

IMS Health Incorporated

83 Wooster Heights Road

Danbury, CT 06810

Attn: General Counsel

with a copy (which will not constitute notice) to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, Massachusetts 02199

Attention:	Loretta R. Richard, Esq.
Renata J. Ferrari, Esq.
Facsimile:	617-951-7050

If to the Executive:

Ari Bousbib

At his last residence address shown on the payroll records of the Company with a copy (which will not constitute notice) to:

Vedder Price P.C.

222 North LaSalle Street

Suite 2600

Chicago, Illinois 60601

Attention:	Robert J. Stucker, Esq.
Robert F. Simon, Esq.
Facsimile:	312-609-5005

or to such other address as any party hereto may designate by notice to the others.

(c) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment (it being understood that any RSUs, Sign-On Options, Options, Investment and

Shares shall be governed by the relevant Equity Agreements), including, without limitation, the Employment Agreement by and among IMS, Healthcare Technology Holdings Inc. (the Company’s predecessor) and the Executive dated August 16, 2010.

(d) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(e) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(f) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company and IMS that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Company and IMS that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.

(g) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(h) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(i) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company or IMS shall be implied by the Company’s or IMS’s forbearance or failure to take action.

(j) The Company and IMS may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company or IMS, as applicable, may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(k) This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without reference to its principles of conflicts of law.

(l) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(m) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ARI BOUSBIB

/s/ Ari Bousbib
Name:	Ari Bousbib

IMS HEALTH HOLDINGS, INC.

/s/ Harvey A. Ashman
Name:	Harvey A. Ashman
Title:	SVP, General Counsel & External Affairs and Corporate Secretary

IMS HEALTH INCORPORATED

/s/ Harvey A. Ashman
Name:	Harvey A. Ashman
Title:	SVP, General Counsel & External Affairs and Corporate Secretary

[Signature Page to Ari Bousbib Amended and Restated Employment Agreement]

EXHIBIT A

Form of Release

We advise you to consult an attorney before you sign this Release. You have until the date which is seven (7) days after the Release is signed and returned to IMS Health Holdings, Inc. to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.

In consideration for the payments and benefits provided under Section 6 of your Amended and Restated Employment Agreement with IMS Health Holdings, Inc. and IMS Health Incorporated dated as of February 12, 2014 and effective as of such date (the “Agreement”), in connection with the termination of your employment (such payments and benefits collectively, the “Separation Payments”), by your signature below, you, for yourself and on behalf of your heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge IMS Health Holdings, Inc., IMS Health Incorporated and their respective past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies (collectively, the “Company”) and the Company’s past, present and future agents, directors, officers, employees, representatives, assigns, stockholders, attorneys, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed herein, and their successors (hereinafter “those associated with the Company”) and with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which you may have against the Company or those associated with the Company of whatever kind, including, but not limited to, those arising out of your employment with the Company or the termination of that employment. You agree that this Release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act of 1993 and any local, state or federal law, regulation or order providing workers’ compensation benefits, restricting an employer’s right to terminate employees or otherwise regulating employment, enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith, or dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age. You also agree that this Release includes claims based on wrongful termination of employment, breach of contract (express or implied), tort, or claims otherwise related to your employment or termination of employment with the Company and any claim for attorneys’ fees, expenses or costs of litigation.

This Release covers all claims based on any facts or events, whether known or unknown by you, that occurred on or before the date of this Release. You expressly waive all rights you might have under any law that is intended to protect you from waiving unknown claims and by your signature below indicate your understanding of the significance of doing so. Examples of released claims include, but are not limited to: (a) claims that in any way relate to your employment with the Company, or the termination of that employment, such as claims for compensation, bonuses, commissions, equity awards, lost wages, or unused accrued vacation or sick pay (other than the Separation Payments); (b) claims that in any way relate to the design or administration of any employee benefit program; (c) claims that you have irrevocable or vested rights to severance or similar benefits (other than the Separation Payments) or to post-employment health or group insurance benefits; (d) any claim, such as a benefit claim, that was explicitly or implicitly denied before you signed this Release; (e) any claim you might have for extra benefits as a consequence of payments you receive because of signing this Release; or (f) any claim to attorneys’ fees or other indemnities. Except to enforce this Release, you agree that you will never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with the Company in any forum and agree to withdraw with prejudice all complaints or charges, if any, that you have filed against the Company or those associated with the Company.

Anything in this Release to the contrary notwithstanding, this Release does not include a release of: (i) any rights you may have to indemnification and recovery of officers and directors liability insurance proceeds under any agreement (including, without limitation, the Employment Agreement), law, Company organizational document or policy, or otherwise; (ii) any rights you may have to equity, compensation or benefits under the Company’s equity, compensation or benefit plans that were accrued and unpaid prior to the date hereof and payable hereafter, except as otherwise provided in your Agreement or claims specifically identified in this Release; (iii) any rights or claims under the Age Discrimination in Employment Act or any other law that arise after you sign this Release; (iv) your right to enforce this Release or any of the foregoing items described in this paragraph; or (v) your rights and obligations as a shareholder of the Company.

By signing this Release, you further agree as follows:

i.	You have read this Release carefully and fully understand its terms;

ii.	You have had at least twenty-one (21) days (or at least forty-five (45) days if so indicated by the Company) to consider the terms of the Release;

iii.	You have seven (7) days from the date you sign this Release to revoke it by written notification to the Company. After this seven (7)-day period, this Release is final and binding and may not be revoked;

iv.	You have been advised to seek legal counsel and have had an opportunity to do so;

v.	You would not otherwise be entitled to the benefits provided under your Agreement had you not agreed to execute this Release; and

vi.	Your agreement to the terms set forth above is voluntary.

[Remainder of Page Intentionally Left Blank]

By my signature below I acknowledge and agree to the terms of this Release as of the date indicated below.

Ari Bousbib

Date: